Exhibit 99.1

News Release

For Immediate Release

Company contacts:

T. Paul Bulmahn, Chairman and President

Albert L. Reese Jr., SVP and Chief Financial Officer

713-622-3311 www.atpog.com

ATP Oil & Gas Corporation Expands Senior Credit Line, Commences Drilling

Matia/Cabrito Blocks and Reports Third Quarter 2003 Results

HOUSTON – November 19, 2003 – (PRNewswire) – ATP Oil & Gas Corporation (NASDAQ: ATPG) announces an amendment to expand its senior credit facility to address current development activities, an update on its development properties, including the commencement of drilling of the first of two wells on Garden Banks blocks 142/186/187 (“Matia/Cabrito”) and the release of its third quarter 2003 results.

Key terms of the amendment to the senior credit facility include the addition of up to a $15.0 million revolving credit facility to the Company’s existing $110.0 million facility, the terms of which are to be mutually agreed to by the parties, the addition of the Company’s oil and gas properties in the U.K. sector of the North Sea as security under the facility, the waiver of non-compliance with certain financial and other covenants at September 30, 2003 and the modification of certain financial covenants for future periods.

The Company is pleased to announce that at Garden Banks blocks 142/186/187 in the Gulf of Mexico, drilling operations have commenced on the first of two wells. The Matia/Cabrito development, located in approximately 550 feet of water, is the Company’s largest Gulf of Mexico development since developing Garden Banks 409 (Ladybug) in 2001, a property with current gross cumulative production of 5.7 million Boe, which exceeds original third party reserve estimates.

Primarily due to a $10.6 million non-cash charge for impairment on oil and gas properties, the Company recognized a net loss of $15.0 million or $0.61 per share during the third quarter of 2003. Net income in the third quarter 2002 was $1.7 million or $0.08 per share. For the nine month period ending September 30, 2003, the Company realized a net loss of $12.2 million or $0.54 per share, after the noted $10.6 million non-cash impairment charge. For the nine month period ending September 30, 2002, the Company realized a loss of $1.5 million, or $0.08 per share. Net cash flow provided by operating activities for the nine months ended September 30, 2003 was $35.3 million as compared to $30.7 million for the same period in 2002, representing a 15% improvement. The improved 2003 cash flows from operating activities of $35.3 million in addition to net proceeds of $10.9 million from a private offering and borrowings under the Company’s senior credit facility have been utilized for ATP’s 2003 capital expenditures.

Since its previous earnings release on August 15, 2003, the Company entered into a fixed price crude oil contract for the period January 1, 2004 to May 31, 2004 for 500 barrels of oil per day at a price of $30.00 per barrel. Please refer to the table within this press release for a more complete description of our hedges, derivatives and fixed price contracts.

The Company’s selected operating statistics and financial information, included within this press release, contain additional information on our activities in the third quarter and first nine months of 2003 and the comparable periods in 2002.

Selected Operating Statistics (unaudited)	Three Months Ended September 30,		Nine Months Ended September 30,
	2003	2002	2003	2002
Production
Natural gas (MMcf)	2,693	4,421	8,259	14,449
Oil and condensate (MBbls)	265	353	931	1,164

Natural gas equivalents, (MMcfe)	4,284	6,536	13,843	21,435

Average Prices (includes effect of settled derivative activities)
Natural gas (per Mcf)	$3.28	$3.09	$3.20	$2.97
Oil and condensate (per Bbl)	25.74	23.77	27.08	21.77
Natural gas, oil and condensate (per Mcfe)	3.66	3.37	3.73	3.19
Lease operating expense (per Mcfe)	1.26	0.75	0.92	0.57

Other Expenses, per Mcfe
General and administrative	$0.66	$0.40	$0.68	$0.36
Depreciation, depletion and amortization	1.49	1.58	1.46	1.64

Selected Financial Data
(In Thousands, Except Per Share Data)
Oil and gas revenues, including settled derivatives (1)	$15,677	$22,010	$51,649	$68,209

Net income (loss)	$(14,994)	$1,665	$(12,165)	$(1,527)
Per share, basic and diluted	$(0.61)	$0.08	$(0.54)	$(0.08)
Average shares outstanding – basic	24,503	20,316	22,454	20,315
Average shares outstanding – diluted	24,503	20,432	22,454	20,315

(1)	See oil and gas revenue reconciliation on the last table of this press release.

Developments and Acquisitions

Gulf of Mexico:

During the first nine months of 2003, ATP brought Eugene Island 71, West Cameron 101, and West Cameron 284 to production. ATP is the operator of all three properties with an average working interest of 92%.

At the Company operated Matia/Cabrito development, the drilling of the first well commenced in early November 2003, and since ATP as operator controls the timing of this development, we currently expect to complete and begin producing this well within 60 days. The second well is expected to commence following the completion of the first well and should be completed and on production in the first half 2004. ATP has an 80% working interest at Matia/Cabrito.

At the Company operated development Ship Shoal 358, the Company currently plans to drill and complete two wells. Rig mobilization is underway, and drilling operations should begin later this month or early next month. ATP believes both wells will be completed and on production in the first half of 2004. ATP holds a 51% working interest in this property.

The Company acquired a 99% working interest in Mississippi Canyon 711 (Gomez) in September 2003. ATP is the operator of this oil and gas development with proved reserves, located in approximately 3000 feet of water in the Outer Continental Shelf of the Gulf of Mexico. The initial discovery well was drilled in 1997. In 2000, the discovery was confirmed by the MC 711 Well No. 4 and Well No. 4 ST. 1, which encountered 125 feet of oil and gas pay in a Lower Pliocene sand interval. ATP’s analysis indicates that this property may be the Company’s largest U.S. acquisition in terms of reserves.

The Minerals Management Service (MMS) notified the Company that all four of its bids in the August 2003 Western Gulf of Mexico Lease Sale 187 will be awarded to ATP. The blocks with proved reserves are located in approximately 160 to 350 feet of water. ATP has a 100% working interest in each block.

ATP also elected to exercise a preferential right to acquire an additional 30% working interest in Ship Shoal 321 in the fourth quarter of 2003. ATP now holds a 100% working interest in the property, which has proved developed producing reserves. ATP brought this subsea development to production in 1997.

U.K. Sector North Sea:

In January 2003, we tested our Helvellyn well in the North Sea at flow rates in excess of 60 Mmcf per day. We had expected first production from the Helvellyn well in the second quarter of this year, but became aware that certain of the modifications at the host platform were not yet completed by the operator of the platform. During the second half of 2003, the necessary modifications on the platform were substantially completed, but we encountered further delays in our efforts to commence production. We performed an intervention in the well that found the reservoir intact, but discovered mechanical problems that prevented the well from flowing. The test performed in January 2003 did not indicate the existence of this problem. The well is currently being sidetracked to overcome the mechanical difficulties encountered to a new bottom-hole location that is in close proximity to the proved reserves encountered by the first well. Drilling operations are underway; first production is now anticipated in the first quarter 2004. ATP is the operator and has a 50% working and net revenue interest in Helvellyn.

The Company’s subsidiary, ATP Oil & Gas (UK) Limited (ATP), has been awarded two licenses in the UKCS 21st Licensing Round. ATP will receive a 100% equity interest and operatorship of North Sea Blocks 2/10 and 3/11b, which contain the Emerald oil field along with several undeveloped oil and gas discoveries and additional upside potential. ATP’s analysis indicates that there may be substantial remaining oil reserves in the Emerald structure. ATP will also receive from the UKCS 21st Licensing Round a 50% equity interest in North Sea Block 49/30b, which includes an undeveloped gas discovery. With these recent acquisitions, ATP owns interests in 11 blocks in the North Sea.

Capital Resources and Liquidity

Third quarter 2003 cash flow was used primarily for previously described development activities and general corporate purposes. During the third quarter 2003, the Company replaced its existing senior secured revolving credit facility with a new $110 million senior credit facility that matures in August 2007. On November 17, 2003, the Company executed an amendment to its senior credit agreement. Key terms of the amendment include the addition of the Company’s oil and gas properties in the U.K. sector of the North Sea as additional secured properties, the agreement to establish a revolving credit facility not exceeding $15,000,000 on terms to be mutually agreed to by the parties of the senior credit agreement, the revision of certain financial covenants, including current ratio and EBITDA levels, as such terms are defined in the senior credit agreement for future periods, and the waiver of events of non-compliance with financial and other covenants at September 30, 2003. The terms of the amendment materially impacted the disclosures in the Company’s Form 10-Q for the quarter ended September 30, 2003. Given the impact on the Company’s disclosures contained in the Form 10-Q for the third quarter of 2003 and the date the amendment was executed, the Company filed a five-day extension to file its Form 10-Q. The Form 10-Q, which reflects the terms of the new amendment, was filed on November 19, 2003.

Conference Call

ATP will host a conference call to discuss third quarter 2003 results on November 20, 2003 at 8:00 a.m. CST (9:00 a.m. EST). To participate in the live webcast, log on to www.atpog.com ten minutes prior to the start of the call and click on Investor Info/Conference Calls. To listen to the conference call via telephone, contact Isabel Plume at 713-403-5517 for the dial-in number and conference identification number. If you are unable to participate during the live webcast, the call will be archived on our Web site, www.atpog.com, or you can hear a recorded replay at the dial-in number and conference identification number available for a period of 24 hours after the call.

About ATP Oil & Gas

ATP Oil & Gas is focused on development and production of natural gas and oil in the Gulf of Mexico and the North Sea. The company trades publicly as ATPG on the NASDAQ National Market.

Forward-looking Statements

Certain statements included in this news release are “forward-looking statements” under the Private Securities Litigation Reform Act of 1995. ATP cautions that assumptions, expectations, projections, intentions, or beliefs about future events may, and often do, vary from actual results and the differences can be material. Some of the key factors which could cause actual results to vary from those ATP expects include changes in natural gas and oil prices, the timing of planned capital expenditures, availability of acquisitions, uncertainties in estimating proved reserves and forecasting production results, operational factors affecting the commencement or maintenance of producing wells, the condition of the capital markets generally, as well as our ability to access them, and uncertainties regarding environmental regulations or litigation and other legal or regulatory developments affecting our business. More information about the risks and uncertainties relating to ATP’s forward-looking statements are found in our SEC filings.

Balance Sheet

(In Thousands)

	September 30, 2003	December 31, 2002
	(unaudited)
Assets
Current assets
Cash and cash equivalents	$3,905	$6,944
Restricted cash	—	414
Accounts receivable (net of allowance of $1,266)	29,328	24,998
Deferred tax asset	207	1,628
Other current assets	4,657	3,245

Total current assets	38,097	37,229

Oil and gas properties
Oil and gas properties (using the successful efforts method of accounting)	425,726	355,088
Less: Accumulated depreciation, depletion, impairment and amortization	(252,670)	(236,052)

Oil and gas properties, net	173,056	119,036

Furniture and fixtures (net of accumulated depreciation)	656	810
Deferred tax asset (net of allowance of $5,248 at September 30, 2003)	20,057	21,580
Other assets, net	3,961	3,400

Total assets	$235,827	$182,055

Liabilities and Shareholders’ Equity

Current liabilities
Accounts payable and accruals	$54,564	$35,336
Current maturities of long-term debt	—	6,000
Asset retirement obligation	5,706	—
Derivative liability	1,115	9,592

Total current liabilities	61,385	50,928

Long-term debt	99,894	80,387
Asset retirement obligation	17,892	—
Deferred revenue	973	1,111
Other long-term liabilities and deferred obligations	14,289	11,082

Total liabilities	194,433	143,508

Shareholders’ equity
Preferred stock: $0.001 par value, 10,000,000 shares authorized; none issued	—	—
Common stock: $0.001 par value, 100,000,000 shares authorized; 24,581,196 issued and 24,505,356 outstanding at September 30, 2003; 20,398,007 issued and 20,322,167 outstanding at December 31, 2002	25	20
Additional paid in capital	92,223	81,087
Accumulated deficit	(51,479)	(39,314)
Accumulated other comprehensive income (loss)	1,536	(2,335)
Treasury stock	(911)	(911)

Total shareholders’ equity	41,394	38,547

Total liabilities and shareholders’ equity	$235,827	$182,055

Income Statement

(In Thousands, Except Per Share Amounts)

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2003	2002	2003	2002
Oil and gas revenues	$17,179	$23,207	$56,160	$61,329

Costs and operating expenses:
Lease operating expenses	5,390	4,908	12,719	12,265
Geological and geophysical expenses	161	141	461	152
General and administrative expenses	2,810	2,614	9,373	7,648
Non-cash compensation expense (general and administrative)	—	(34)	(39)	453
Depreciation, depletion and amortization	6,377	10,356	20,234	35,246
Impairment on oil and gas properties	10,645	—	10,645	—
Accretion expense	638	—	2,085	—
Loss on abandonment	1,754	—	4,409	—

Total costs and operating expenses	27,775	17,985	59,887	55,764

Income (loss) from operations	(10,596)	5,222	(3,727)	5,565

Other income (expense):
Interest income	12	12	46	38
Interest expense	(2,219)	(2,673)	(6,872)	(7,953)
Loss on extinguishment of debt	(3,352)	—	(3,352)	—
Other	1,161	—	2,245	—

Total other income (expense)	(4,398)	(2,661)	(7,933)	(7,915)

Income (loss) before income taxes and cumulative effect of change in accounting principle	(14,994)	2,561	(11,660)	(2,350)
Income tax benefit (expense)	—	(896)	(1,167)	823

Income (loss) before cumulative effect of change in accounting principle	(14,994)	1,665	(12,827)	(1,527)
Cumulative effect of change in accounting principle, net of tax	—	—	662	—

Net income (loss)	$(14,994)	$1,665	$(12,165)	$(1,527)

Basic and diluted income (loss) per common share:
Income (loss) before cumulative effect of change in accounting principle	$(0.61)	$0.08	$(0.57)	$(0.08)
Cumulative effect of change in accounting principle, net of tax	—	—	0.03	—

Net income (loss) per common share	$(0.61)	$0.08	$(0.54)	$(0.08)

Weighted average number of common shares:
Basic	24,503	20,316	22,454	20,315

Diluted	24,503	20,432	22,454	20,315

Cash Flow Data

(In Thousands)

(Unaudited)

	Nine Months Ended September 30,
	2003	2002
Cash flows from operating activities:
Net loss	$(12,165)	$(1,527)
Adjustments to operating activities	40,273	34,557
Changes in assets and liabilities	7,207	(2,349)

Net cash provided by operating activities	35,315	30,681

Cash flows from investing activities:
Additions to oil and gas properties	(58,671)	(17,744)
Additions to furniture and fixtures	(149)	(250)

Net cash used in investing activities	(58,820)	(17,994)

Cash flows from financing activities:
Proceeds from issuance of common stock, net	10,879	—
Proceeds from long-term debt	98,918	1,000
Payments of long-term debt	(86,580)	(13,000)
Deferred financing costs	(3,052)	(492)
Other	301	5

Net cash provided by (used in) financing activities	20,466	(12,487)

Increase (decrease) in cash and cash equivalents	(3,039)	200
Cash and cash equivalents, beginning of period	6,944	5,294

Cash and cash equivalents, end of period	$3,905	$5,494

Hedges, Derivatives and Fixed Price Contracts

(unaudited)

Product and Period	As of 11/19/2003
	Volume	Price $
Gas (MMBtu per day)
4Q03	27,359	3.70

1Q04	16,400	4.78
2Q04	13,000	4.55
3Q04	13,000	4.55
4Q04	13,000	4.55

ATP also entered into a collar for 3,000 MMBtu per day for the first quarter 2004 with a floor of $4.40 and a ceiling of $5.80 per MMBtu that is not reflected above.

Oil (Bbl per day) (1)
4Q03	1,000	24.48
1Q04	500	30.00
2Q04	335	30.00

The above are hedges, derivatives and fixed price contracts in effect at November 19, 2003. Additional hedges, derivatives and fixed price contracts, if any, will be announced during the year.

(1)	Since its previous earnings release on August 15, 2003, the Company entered into a fixed price crude oil contract for the period January 1, 2004 to May 31, 2004 for 500 bopd at a price of $30.00 per bbl.

Oil and Gas Revenue Reconciliation (1)

(In Thousands)

(Unaudited)

	Period Ending September 30, 2003
	Three Months	Nine Months
Oil and gas revenues, including the effects of settled derivatives	$15,677	$51,649
Hedging ineffectiveness for the period (2)	(11)	(279)
Derivative activities previously recognized in earnings (3)	1,347	4,749
Other (4)	166	41

Oil and gas revenue per income statement	$17,179	$56,160

(1)	Oil and gas revenues including the effects of settled derivative activities differ from our reported revenues from oil and gas production because such numbers omit the effects of previously recognized changes in the fair market value of derivatives settled during the period. Set forth above is a table reconciling the presented information with revenues from oil and gas production. Oil and gas revenues and oil and gas revenues including the effects of settled derivative activities are presented because of its acceptance as an indicator of the company’s realized cash flow from its oil and gas production during the period for which it is presented.
(2)	Hedging ineffectiveness is the portion of gains (losses) on derivatives that are based on imperfect correlations to benchmark oil and natural gas prices.
(3)	Those amounts were previously recognized in income prior to ATP’s adoption of hedge accounting in accordance with the provisions of SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities” as amended.
(4)	These amounts are reclassifications of prior period disclosures that segregated the mark-to-market value changes on instruments that did not qualify for SFAS No. 133 hedge accounting treatment as income on derivative instruments on the statement of operations.